Appendix I
(as amended February 20, 2004)

THE BUFFALO FUNDS
NAME OF FUND AND/OR SERIES	MANAGEMENT FEE (as a percent of each Fund’s net assets)
Buffalo Balanced Fund, Inc.	1.00%
Buffalo High Yield Fund, Inc.	1.00%
Buffalo Large Cap Fund, Inc.	1.00%
Buffalo Small Cap Fund, Inc.	1.00%
Buffalo USA Global Fund, Inc.	1.00%
Bufallo Funds (a Delaware Statutory Trust, consisting of the following series): 1. Buffalo Mid Cap Fund; and, 2. Buffalo Science & Technology Fund 3. Buffalo Micro Cap Fund	1. 1.00% 2. 1.00% 3. 1.45%